UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )

Filed by the registrant [ X ].

Filed by a party other than the registrant [ __ ].

Check the appropriate box:

[ __ ] Preliminary proxy statement.

[ __ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[ X ] Definitive proxy statement.

[ __ ] Definitive additional materials.

[ __ ] Soliciting material under Rule 14a-12.

TETRA TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ] No Fee required.

[ __ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of the transaction:

(5) Total Fee paid:

[ __ ] Fee paid previously with preliminary materials.

[ __ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date filed:

TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2009

To our stockholders:

Where and When. We will hold our 2009 Annual Meeting of Stockholders at our corporate headquarters, 24955 Interstate 45 North, The Woodlands, Texas on Tuesday, May 5, 2009, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 9, 2009 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1.	To elect nine directors to serve one-year terms ending at the 2010 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2.	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 2 of the proxy statement.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

I hope you will be able to attend the Annual Meeting.

Bass C. Wallace, Jr.
Corporate Secretary

March 20, 2009
The Woodlands, Texas

TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380

PROXY STATEMENT

TABLE OF CONTENTS
General Information
Internet and Electronic Availability of Proxy Materials	1
General Voting Instructions	2
Voting Rules	3

Proposals
Proposal No. 1: Election of Directors	5
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	9

Information About Us
Corporate Governance	10
Director Independence	10
Board Meetings and Committees	11
Certain Transactions	14
Stockholder Litigation	15
Equity Compensation Plan Information	16
Insider Stock Sales and Stock Ownership Guidelines	17
Audit Committee Report	18
Fees Paid to Principal Accounting Firm	19
Audit Committee Preapproval Policies and Procedures	19
Executive Officers	20
Compensation Discussion and Analysis	22
Management and Compensation Committee Report	33
Compensation of Executive Officers	34
Grants of Plan Based Awards	35
Outstanding Equity Awards at Fiscal Year End	36
Option Exercises and Stock Vested	37
Nonqualified Deferred Compensation	37
Director Compensation	38
Beneficial Stock Ownership of Certain Stockholders and Management	41
Section 16(a) Beneficial Ownership Reporting Compliance	42
Proposals of Stockholders	42
Householding of Annual Meeting Materials	43
Additional Financial Information	43
Other Matters	43

This proxy statement, and the accompanying Notice of the 2009 Annual Meeting of Stockholders
and proxy card are first being made available to our stockholders on or about March 20, 2009.

(i)

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 5, 2009 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to automatically send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 20, 2009.

This proxy statement, the form of proxy and voting instructions are being made available to stockholders on or about March 20, 2009, at www.proxyvote.com and at www.tetratecproxy.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods:

•	by telephone at 1-800-579-1639;

•	via the internet at www.proxyvote.com or www.tetratecproxy.com; or

•	by email at sendmaterial@proxyvote.com.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2008 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet or telephone by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can also vote by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by the internet or telephone following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We fixed the close of business on March 9, 2009 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 75,260,086 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock as of the record date. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

•	vote for all of the nominees;

•	vote for one or more of the nominees, but not all; or

•	withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the nine persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted or whose votes are withheld will not influence the outcome of the election of directors. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

•	vote FOR a given proposal;

•	vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares having voting power on such matter present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal. With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director; and

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Broadridge Financial Solutions, Inc.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

In accordance with our Amended and Restated Bylaws, our Board of Directors has set the size of our Board of Directors at nine members. As a result of the resignation of one of our former directors effective upon our 2008 Annual Meeting, we have had a vacancy on our Board of Directors. As further discussed in “Transition of Chief Executive Officer” below, Geoffrey M. Hertel will resign as President and Chief Executive Officer on the date of the 2009 Annual Meeting, although Mr. Hertel will continue to be employed by us and serve on our Board of Directors. Stuart M. Brightman will succeed Mr. Hertel as President and Chief Executive Officer and as part of this transition, Mr. Brightman has been nominated to serve on our Board of Directors, to fill the current vacancy on our board.

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the nine persons listed below who have been nominated to serve one-year terms as directors. Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the nine persons nominated for election as directors receiving the greatest numbers of votes will be elected to serve as directors. Proxies cannot be voted for more than nine nominees for election to the Board of Directors.

The terms of office of each of the eight currently serving directors will expire at the time of the Annual Meeting. Each of the nine nominees listed below has been recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors to serve a one-year term as a director. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with us	Director Since

Stuart M. Brightman	52	Executive Vice President and Chief Operating Officer(1)
Paul D. Coombs	53	Director	1994
Ralph S. Cunningham	68	Director	1999
Tom H. Delimitros	68	Director	1994
Geoffrey M. Hertel	64	President, Chief Executive Officer, and Director(1)	1984
Allen T. McInnes	71	Director	1993
Kenneth P. Mitchell	69	Director	1997
William D. Sullivan	52	Director	2007
Kenneth E. White, Jr.	62	Director	2002

(1)
As further discussed in “Transition of Chief Executive Officer” below, Mr. Hertel will resign as President and Chief Executive Officer on the date of our 2009 Annual Meeting, while remaining an employee for a period of time following that date, and Mr. Brightman will assume the role of President and Chief Executive Officer. Mr. Brightman will not retain the title of Chief Operating Officer.

Biographical summaries of the nominees for director are set forth below. See “Beneficial Stock Ownership of Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each nominee.

Stuart M. Brightman has served as our Executive Vice President and Chief Operating Officer since April 2005. Mr. Brightman currently serves as a director of Compressco Partners GP Inc. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his M.B.A. degree from the Wharton School of Business. As further described in “Transition of Chief Executive Officer” below, Mr. Brightman will be appointed President and Chief Executive Officer on the date of our 2009 Annual Meeting.

Paul D. Coombs has served as a member of our Board of Directors since June 1994. Mr. Coombs currently serves on our Reserves Committee. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. He served as Senior Vice President – Oil & Gas from 1987 to 1994, and as General Manager – Oil & Gas from 1985 to 1987. Mr. Coombs has served in numerous other positions with us since 1982.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999, and as Chairman of our Board of Directors since December 2006. Dr. Cunningham currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. Dr. Cunningham is presently a director and president and chief executive officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. He also serves as a director of Enterprise Products GP, LLC, and as a director of DEP Holdings, LLC. Dr. Cunningham is a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, and a director of EnCana Corporation, a Canadian publicly traded independent oil and gas company. Dr. Cunningham served as a director of Enterprise Products GP from 1998 until March 2005 and served as chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Dr. Cunningham served as vice chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as president of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Tom H. Delimitros has served as a member of our Board of Directors since 1994. Mr. Delimitros is Chairman of our Audit Committee and also serves on our Management and Compensation Committee and our Reserves Committee. He is a founding general partner of AMT Venture Funds, a private limited partnership formed in 1991 that provides equity and debt capital to emerging growth companies involved in advanced material technologies and the energy sector. Mr. Delimitros is also a director and is chairman of the audit committee of the board of directors of Plains Exploration & Production Company, a publicly held energy company that is subject to the reporting requirements of the Exchange Act. Mr. Delimitros received his B.S. and M.S. degrees from the University of Washington in Seattle and his M.B.A. degree from Harvard Business School.

Geoffrey M. Hertel has served as our President since May 2000, as our Chief Executive Officer since May 2001, and as a member of our Board of Directors since 1984. From January 2000 to May 2001 he also served as our Chief Operating Officer. From January 1994 to 2000, Mr. Hertel served as our Executive Vice President – Finance and Administration. He joined us in March 1993 as Senior Vice President – Finance and Administration. From 1981 to 1984 Mr. Hertel was associated with us as a nonvoting director and a special consultant to the board. Mr. Hertel has served as chairman of the board of directors of Compressco Partners GP Inc. since October, 2008. He has served as president and a director of Fairway Petroleum, Inc., a private oil and gas company, since 1980. From 1972 to 1984, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, including senior vice president – corporate finance. Mr. Hertel received his B.A. and M.B.A. degrees from Michigan State University. As further described in “Transition of Chief Executive Officer” below, Mr. Hertel will resign as President and Chief Executive Officer on the date of our 2009 Annual Meeting, although he will continue to be employed by us after such date.

Allen T. McInnes, Ph.D., has served as a member of our Board of Directors since 1993. He served as our President and Chief Executive Officer from April 1996 to January 2000. Dr. McInnes currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. He has served as dean of the business school of Texas Tech University since September 2001. He has served as chairman of the board of TGC Industries, which is involved in the geophysical business, since July 1993. Dr. McInnes has been a director of Chase Packaging Corporation since 1993. Dr. McInnes is a former executive vice president and director of Tenneco Inc., where at various times he had overall corporate-level responsibility for chemicals, minerals, packaging, international development, and real estate operations. Dr. McInnes received his B.B.A., M.B.A., and Ph.D. degrees from the University of Texas and he completed the Advanced Management Program at Harvard Business School in 1973.

Kenneth P. Mitchell has served as a member of our Board of Directors since 1997. Mr. Mitchell is Chairman of our Nominating and Corporate Governance Committee and also serves on our Management and Compensation Committee. He is presently lead director and chairman of the executive committee of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act, that manufactures microencapsulated products and is a specialty repackager of industrial gases. Mr. Mitchell served as president and chief executive officer of Oakite Products, Inc., a specialty chemicals company, from 1986 until his retirement in 1993. From 1964 to 1986, he held a number of executive positions with Diamond Shamrock Corporation, all of which were related to various commodity and specialty chemicals businesses. Mr. Mitchell received his B.S. degree in Marketing and Finance from Ohio State University, and he completed the Senior Executive Program at M.I.T. in 1979.

William D. Sullivan has served as a member of our Board of Directors since August 2007. Mr. Sullivan currently serves on our Management and Compensation Committee, and our Reserves Committee. Mr. Sullivan currently serves as a director of Compressco Partners GP Inc. Mr. Sullivan is a director and serves on the nominating and corporate governance and compensation committees of St. Mary Land & Exploration Company, a publicly traded exploration and production company. Mr. Sullivan is also a director, serves on the compensation and audit committees, and is chairman of the nominating, governance & conflicts committee of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin. Mr. Sullivan is a director and serves on the conflicts and audit committees of Targa Resources GP, LLC, the general partner of Targa Resources LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation business. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. From August 2003 through June 2005, Mr. Sullivan was not in, and since August 2005 Mr. Sullivan has not entered into, an employment relationship with any employer. From June 2005 through August 2005, Mr. Sullivan served as president and chief executive officer of Leor Energy LP. Mr. Sullivan received his B.S. in Mechanical Engineering from Texas A&M University.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White is Chairman of our Management and Compensation Committee, Chairman of our Reserves Committee, and also serves on our Audit Committee. He served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2009, but the Audit Committee may also elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2009 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management, and that the interests of management and the Board of Directors align with the interests of our stockholders.

The Corporate Governance Guidelines, as well as the charters of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee, and the Reserves Committee are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. In addition, the Company has adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, copies of which are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website. We have also adopted stock ownership guidelines designed to align the interests of our executive officers and directors with the interests of our stockholders. Our stock ownership guidelines are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. We will provide to our stockholders, without charge, printed copies of the foregoing materials upon written request. Requests for copies should be addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380.

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. The Board of Directors will determine independence in accordance with the listing requirements of the New York Stock Exchange, taking into consideration such facts and circumstances as the Board of Directors considers relevant. In order to assist the board in making its determination of whether directors are independent, each director has completed and delivered to us a questionnaire. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent: Ralph S. Cunningham, Tom H. Delimitros, Allen T. McInnes, Kenneth P. Mitchell, William D. Sullivan, and Kenneth E. White, Jr. The Board of Directors has also affirmatively determined that Hoyt Ammidon, Jr. was independent during his tenure on the board during 2008. Mr. Cunningham is a director of Enterprise Products GP, LLC and EnCana Corporation, Mr. Delimitros is a director of Plains Exploration & Production Company, and Mr. Sullivan is a director of St. Mary Land & Exploration Company, Targa Resources GP, LLC and Legacy Reserves GP, LLC. Each of these entities or their affiliates is a customer of ours, although the revenues we receive from them are not considered to be material. These transactions did not automatically disqualify Messrs. Cunningham, Delimitros, and Sullivan from being considered independent under the rules of the New York Stock Exchange. Our Board of Directors has also determined that none of Messrs. Cunningham, Delimitros, or Sullivan has a material interest in these transactions, and that each of them is independent.

In addition, based upon such standards, the Board of Directors has determined that Messrs. Brightman, Hertel and Coombs are not independent because of, in Messrs. Brightman’s and Hertel’s cases, their ongoing employment with us as senior executives, and in Mr. Coombs’ case, his recent prior employment with us as a senior executive.

Board Meetings and Committees

Meetings and Attendance. During 2008, the Board of Directors had six meetings. The standing committees of the Board of Directors currently consist of an Audit Committee, a Management and Compensation Committee, a Nominating and Corporate Governance Committee, and a Reserves Committee. During 2008, the Audit Committee held five meetings, the Management and Compensation Committee held three meetings, the Nominating and Corporate Governance Committee held two meetings, and the Reserves Committee did not formally meet.

During 2008, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board, and 75% or more of the meetings of all committees of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting attended the Annual Meeting of Stockholders in 2008.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Delimitros, as Chairman, and Messrs. Cunningham, McInnes, and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by the NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee have a relationship with us that might interfere with the exercise of his independence from us or our management, as independence is defined in the listing standards for the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee, as well as Mr. Ammidon, who was a member during 2008, are independent as defined in Section 10A of the Exchange Act and independent as defined in the listing standards for the NYSE. Further, our board has determined that each of Messrs. Cunningham, Delimitros, McInnes, and White, all of whom are members of the Audit Committee, is an audit committee financial expert within the definition established by the SEC.

Management and Compensation Committee. The Board of Directors has a Management and Compensation Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Delimitros, Mitchell, and Sullivan. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation, administering our employee stock option plans, and approving salary and bonus awards to our executive officers. Our Board of Directors has determined that each member of the Management and Compensation Committee, as well as Mr. Ammidon, who was a member during 2008, is independent, as independence is defined in the listing standards for the NYSE. The Management and Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Compensation decisions for our Chief Executive Officer are made by the Management and Compensation Committee. The Management and Compensation Committee is also responsible for approving the compensation for other executive officers of the Company and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer with respect to the non-equity compensation for such other executive officers. As part of its role in reviewing and approving management compensation, the Management and Compensation Committee administers our employee stock option plans and our discretionary performance-based cash incentive (bonus) program under which annual cash bonuses may be awarded to our executive officers and other key employees based on attainment of annual performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Management and Compensation Committee base salaries, target bonus levels, actual bonus payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Management and Compensation Committee considers, discusses, and takes action on such proposals. The Nominating and Corporate Governance Committee is responsible for reviewing and making compensation decisions with respect to our non-employee directors.

The Management and Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. During 2008, the Management and Compensation Committee did not retain the services of any such advisor. In February of 2009, the Management and Compensation Committee retained the services of Longnecker & Associates, an executive compensation consulting firm, to provide information and recommendations related to our outstanding option awards, taking into consideration the decline in the market price of our common stock, and alternatives available to preserve the incentive compensation intended under such awards. As of the date of this proxy statement, the committee has received neither the data nor any associated recommendations from Longnecker & Associates.

Management and Compensation Committee Interlocks and Insider Participation. The members of the Management and Compensation Committee during 2008 were Messrs. Delimitros, Mitchell, Sullivan, and White, as well as Mr. Ammidon, until his retirement in May 2008, none of whom is or had previously been an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Mr. Mitchell, as Chairman, and Messrs. Cunningham, and McInnes. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board, and reviews and makes recommendations to the board with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. The Nominating and Corporate Governance Committee is responsible for reviewing and making compensation decisions with respect to non-employee directors provided that any recommendations relating to equity compensation are subject to final action by the Management and Compensation Committee. This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards for the NYSE.

Reserves Committee. The Board of Directors has a Reserves Committee which is currently composed of Mr. White, as Chairman, and Messrs. Coombs, Delimitros, and Sullivan. The Reserves Committee is directly responsible for the appointment, compensation, retention (or termination) and oversight of our independent petroleum engineering consultants for the purpose of auditing our Annual Report of Oil and Gas Reserves. The Reserves Committee is charged with fostering open communications among the Reserves Committee, the independent petroleum engineering consultants, and our management, including the resolution of disagreements between management and the independent consultants. In addition, the Reserves Committee provides assistance to the board in ensuring our compliance with applicable regulatory and securities laws relating to the preparation and disclosure of information with respect to oil and gas reserves.

Executive Sessions of the Board of Directors. As set forth in our Corporate Governance Guidelines, our non-management directors meet in executive session at least four times per year. In addition, our independent non-management directors meet in executive session at least one time per year. These executive sessions are presided over by Dr. Cunningham. The non-management directors presently consist of all current directors except Mr. Hertel.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Stockholder Nominations. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will consider proposals for nominees for director from others. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available on our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.
for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the board based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: independence; knowledge, experience, and skill in areas critical to understanding us and our business; personal characteristics, such as integrity and judgment; and commitments to the boards of other companies.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2008. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

Certain Transactions

The Board of Directors has determined that there are no material transactions involving an executive officer, director, or other related person which require disclosure.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has adopted the TETRA Technologies, Inc. Policy and Procedures with respect to Related Person Transactions (“Policy”), for the review and approval of related person transactions. The policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect interest. The Policy generally requires that such transactions be approved in advance by the Nominating and Corporate Governance Committee. Under the Policy, the Nominating and Corporate Governance Committee shall consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Nominating and Corporate Governance Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Stockholder Litigation

Between March 27, 2008 and April 30, 2008, two putative class action complaints were filed in the United States District Court for the Southern District of Texas (Houston Division) against us, a former officer, our directors, and certain of our current officers by certain stockholders on behalf of themselves and other stockholders who purchased our common stock between January 3, 2007 and October 16, 2007. The complaints assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The complaints allege that the defendants violated the federal securities laws during the period by, among other things, disseminating false and misleading statements and/or concealing material facts concerning our current and prospective business and financial results. The complaints also allege that, as a result of these actions, our stock price was artificially inflated during the class period, which enabled our insiders to sell their personally-held shares for a substantial gain. The complaints seek unspecified compensatory damages, costs, and expenses. On May 8, 2008, the Court consolidated these complaints as In re TETRA Technologies, Inc. Securities Litigation, No. 4:08-cv-0965 (S.D. Tex.). On August 27, 2008, Lead Plaintiff Fulton County Employees’ Retirement System filed its Amended Consolidated Complaint. On October 28, 2008, we filed a motion to dismiss the federal class action.

Between May 28, 2008 and June 27, 2008, two petitions were filed by alleged stockholders in the District Courts of Harris County, Texas, 133rd and 113th Judicial Districts, purportedly on our behalf. The suits name our directors and certain officers as defendants. The factual allegations in these lawsuits mirror those in the class actions, and the claims are for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The petitions seek disgorgement, costs, expenses, and unspecified equitable relief. On September 22, 2008, the 133rd District Court consolidated these complaints as In re TETRA Technologies, Inc. Derivative Litigation, Cause No. 2008-23432 (133rd Dist. Ct., Harris County, Tex.), and appointed Thomas Prow and Mark Patricola as Co-Lead Plaintiffs. This case has been stayed by agreement of the parties pending the Court’s ruling on our motion to dismiss the federal class action.

Pursuant to our charter documents and existing indemnification agreements, we have advanced to the former and current officer and director defendants the fees and expenses they have incurred to defend themselves, subject to repayment in the event of a determination that they are not entitled to indemnification.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
1990 Employee Incentive	1,405,205	$7.1009	0
2006 Equity Incentive	522,801	$27.3932	0
2007 Equity Incentive	1,404,500	$20.9001	2,907,694
Total:	3,332,506	$16.1001	2,907,694

Equity compensation plans not
approved by stockholders(2)
1996 Nonexecutive Plan	720,113	$11.7835	0
1998 Director Plan	297,000	$12.0944	0
Brightman Plan	240,000	$9.0767	0
Total:	1,257,113	$11.3402	0

All Plans(3)
Total:	4,589,619	$14.7963	2,907,694

(1)	Consists of the 1990 Stock Option Plan, as amended, the Amended and Restated 2006 Equity Incentive Compensation Plan, and the Amended and Restated 2007 Equity Incentive Compensation Plan.
(2)
Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”), the 1998 Director Stock Option Plan, as amended and restated (the “1998 Director Plan”), and the award granted to Mr. Brightman in connection with his initial employment. A description of each of these plans follows.

(3)
The table above does not include 322,155 shares of restricted stock subject to awards outstanding under the Amended and Restated 2006 and 2007 Equity Incentive Compensation Plans as of December 31, 2008, and 30,200 shares of restricted stock granted to Philip N. Longorio on February 22, 2008, as an inducement to his initial employment.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2008, options covering 720,113 shares were outstanding under the 1996 Nonexecutive Plan, and options under the 1996 Nonexecutive Plan covering 189,574 shares were exercised during the year ended December 31, 2008. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

1998 Director Stock Option Plan

The TETRA Technologies, Inc. 1998 Director Stock Option Plan was adopted effective December 1998, was amended and restated effective June 27, 2003, and was further amended in December 2005 (the “1998 Director Plan”). As of December 31, 2008, options covering 297,000 shares were outstanding under the 1998 Director Plan, and options under the 1998 Director Plan covering 45,000 shares were exercised during the year ended December 31, 2008. No grants of awards were permitted to be made under the 1998 Director Plan after May 2, 2006.

Brightman Plan

As an inducement to his employment, Mr. Brightman was awarded, effective April 20, 2005, an option to purchase 80,000 shares at an exercise price of $27.23 per share (as adjusted to reflect the effect of our 3-for-2 stock split effected on August 26, 2005, and our 2-for-1 stock split effected on May 22, 2006, this presently equates to 240,000 shares at an exercise price of $9.0767 per share), which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. The option was 50% vested on the date of grant, and additional 25% portions of the award vested on the first and second anniversaries of the grant date. As of December 31, 2008, options covering 240,000 shares were outstanding under the award. The maximum term of the award is ten years.

Insider Stock Sales and Stock Ownership Guidelines

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, and from buying or selling puts, calls, or options involving common stock (other than employee stock options).

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. The policy establishes the following minimum ownership guidelines.

•
Our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008 will have five years following attainment of executive officer status to be in compliance.

•
Our non-employee directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Non-employee directors as of February 21, 2008 have until February 21, 2012, to be in compliance with the guidelines, and non-employee directors who are elected after February 21, 2008 will have four years from the date of their election or appointment to be in compliance.

AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors who are independent, as independence is defined in the listing standards for the NYSE and the rules of the SEC. The Audit Committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls, and the quality and integrity of our financial statements. The charter of the Audit Committee is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

The Audit Committee met five times during the year ended December 31, 2008. The Audit Committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008, and September 30, 2008 prior to their being filed with the SEC.

The independent auditors provided the Audit Committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

With and without management present, the Audit Committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2008 financial statements. The discussion included matters related to the conduct of the audit, including the following: the selection of and changes in significant accounting policies; the methods used to account for significant or unusual transactions; the effect of significant accounting policies in controversial or emerging areas; the process used by management in formulating particularly sensitive accounting estimates; the basis for the auditors’ conclusions regarding the reasonableness of those estimates; significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles; the basis for management’s accounting estimates; and the disclosures in the financial statements.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2008, and discussed them with management and the independent auditors. Based on the reviews and discussions described above, the Audit Committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors,
Tom H. Delimitros, Chairman
Ralph S. Cunningham
Allen T. McInnes
Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2008, and 2007, respectively:

	2008	2007

Audit fees	$1,914,100	$1,994,984
Audit of Compressco subsidiary(1)	1,068,500	69,300
Audit related fees(2)	39,300	34,565
Tax fees(3)	154,336	15,478
All other fees(4)	13,400	15,300
Total fees	$3,189,636	$2,129,627

(1)	Consists of fees related to the Compressco Partners, L.P. Registration Statement on Form S-1, filed on November 10, 2008, as amended.
(2)	Consists primarily of fees for an employee benefit plan audit.
(3)	Consists primarily of fees related to the Compressco MLP tax structuring in 2008, as well as fees for international tax compliance review in 2008 and 2007.
(4)	Consists of fees for verification of financial information to regulatory agencies.

The Audit Committee approved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that our independent registered public accounting firm (the “Audit Firm”) may provide only those services preapproved by the Audit Committee. The Audit Committee annually reviews and preapproves the audit, review, attest, and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting, the Audit Committee also reviews and approves a budget for each of such services. The term of any such preapproval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been preapproved during the annual review and the fees for such proposed services must be preapproved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must be preapproved by the Audit Committee. The Audit Committee has delegated the authority to grant specific preapprovals under its policy with respect to these services and fees to its chairman, who reports such preapproval to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to preapprove services performed by the Audit Firm.

All requests or applications for the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite preapproval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

EXECUTIVE OFFICERS

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Geoffrey M. Hertel	64	President, Chief Executive Officer and Director
Stuart M. Brightman	52	Executive Vice President and Chief Operating Officer
Joseph M. Abell III	54	Senior Vice President and Chief Financial Officer
Edwin H. Goldman	60	Senior Vice President
Philip N. Longorio	55	Senior Vice President
Dennis R. Mathews	50	Senior Vice President
Raymond D. Symens	58	Senior Vice President
Bass C. Wallace, Jr.	50	General Counsel and Corporate Secretary
Ben C. Chambers	53	Vice President - Accounting and Controller
Bruce A. Cobb	59	Vice President - Finance and Treasurer
Linden H. Price	62	Vice President - Administration

(Information regarding the business experience of Messrs. Brightman and Hertel is set forth above under “Nominees for Director.”)

Joseph M. Abell III has served as our Senior Vice President and Chief Financial Officer since May 2001. From January 1998 to May 2001, he served as vice president of Sithe Energies, Inc. and then as senior vice president of one of its parent companies, Marubeni Power International, Inc., where he was involved in the acquisition, development, and financing of power generation projects in Latin America. From December 1994 through December 1997, Mr. Abell was employed as a project director by British Gas International, Inc. and prior to that time he held various acquisition, strategic planning, and project development positions in the power generation and gas pipeline businesses with American National Power, Transco Energy Company, and Tenneco Inc. Mr. Abell received his B.S. degree in Mechanical Engineering from Cornell University and his M.B.A. degree from the University of Chicago.

Edwin H. Goldman has served as our Senior Vice President since August 2008. From February 2002 through August 2008, he was employed in various executive management positions with Kellogg Brown & Root Inc., ultimately serving as vice president – upstream oil and gas facilities, by which he had direct responsibility for the oil and gas market segment of the onshore and offshore production facilities and pipeline business. From February 1999 through February 2002, Mr. Goldman was employed as manager of business strategy and development and manager of business acquisition, Africa, Middle East and Asia by Heerema Marine Contractors, a marine contracting company based in Leiden, Netherlands. From January 1997 to February 1999, Mr. Goldman served as director and commercial manager Asia-Pacific for Heerema Far East Pte. Ltd., in Singapore. Mr. Goldman served as manager of business strategy and development with Heere Mac Vof, based in Leiden, Netherlands, from 1990 through 1997. From 1980 through 1990, Mr. Goldman held various positions of international responsibility with Heerema Offshore Construction Group, Heerema Engineering US, and Heerema Engineering Service, and from 1977 through 1980, served as legal advisor with Smit International Marine Services and Global Marine Drilling Inc. Mr. Goldman received his Masters Degree at Law from Erasmus University in Rotterdam, Netherlands.

Philip N. Longorio has served as our Senior Vice President since February 2008. Mr. Longorio is a thirty-year veteran of the oil and gas service industry, and has held various executive management positions with both major and smaller oil service companies. From July 2004 through May 2007, Mr. Longorio served as president and chief executive officer of

WellDynamics B.V., a joint venture between Halliburton Energy Services and Shell Technology Ventures, which provides intelligent well technology. From December 1999 through February 2004, Mr. Longorio served as vice president of Sperry-Sun Drilling Services, a subsidiary of Halliburton Energy Services, and from 1988 through 1999, he served at Halliburton in executive management roles leading the well testing, wireline logging and perforating businesses. Mr. Longorio began his oilfield career in 1977 at Gearhart Industries. Mr. Longorio currently serves as non-executive chairman of the board of directors for GEODynamics, Inc., a private company involved in the manufacture and sale of shaped perforating charges for downhole well applications, and for SensorTran, a private company that provides products and services related to remote downhole well monitoring. Mr. Longorio is a United States Air Force veteran, and an active member of the SPE and SPWLA.

Dennis R. Mathews has served as our Senior Vice President since January 2001. He has served as Vice President of TETRA International since 1994, as General Manager of our INTEQ/TETRA joint venture from 1991 to 1994, and in numerous other positions with us since 1982. Mr. Mathews received his B.S. degree in Business Management from Southwestern Oklahoma State University.

Raymond D. Symens has served as our Senior Vice President since 1994. He served as Vice President – Manufacturing from 1988 to 1994. From 1976 to 1988, Mr. Symens held various executive positions with Earth Sciences Incorporated and its wholly owned Canadian subsidiary, ESI Resources, Ltd., ultimately serving as vice president and general manager for the company’s chemical recovery operations located in western Canada. Mr. Symens received his B.S. degree in Metallurgical Engineering from the South Dakota School of Mines and Technology.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as our Corporate Secretary since 1996. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Ben C. Chambers has served as our Vice President – Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., most recently as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Bruce A. Cobb has served as our Vice President – Finance and Treasurer since May 2001. He served as our Controller and Treasurer from May 2000 to May 2001, and as our Chief Accounting Officer from June 1999 to May 2000. Mr. Cobb served as our Controller from 1991 to May 1999. From 1987 to 1991, he was the chief financial officer of Speeflo Manufacturing Company. From 1979 to 1987, Mr. Cobb served as division controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, he practiced accounting with Ernst & Young. Mr. Cobb received his B.B.A. degree in Accounting from the University of Texas, and he is a certified public accountant.

Linden H. Price has served as our Vice President – Administration since May 2001. He has served as Director of our Human Resources department since September 1993. From 1989 to 1993, Mr. Price was director of human resources for TRW Environmental Services, a business unit of TRW Inc. From 1982 to 1989, he was director of human resources and administration for Grant Norpac, a geophysical services company. Mr. Price received his B.A. degree in Social Sciences from the College of Santa Fe and his master’s degree in Human Development from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of Executive Compensation Program

The Management and Compensation Committee of our Board of Directors (the “Compensation Committee”) is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and advising our board on our compensation philosophy, programs, and objectives. The Compensation Committee oversees our compensation programs, which include components that are designed specifically for (i) our most senior executive officers, which includes the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”); (ii) employees who are designated as our senior officers (“Senior Officers”); and (iii) a broad-base of our employees. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to the CEO, and with the review and oversight of annual compensation decisions relating to other NEOs and Senior Officers (collectively, “Senior Management”).

Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our Amended and Restated 2007 Equity Incentive Compensation Plan, no Compensation Committee member participates in any of the Company’s employee compensation programs. Each year, we review any and all relationships that each director may have with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with us.

The responsibilities of the Compensation Committee include the following:

•
establishing a compensation philosophy designed to support our overall business strategy and objectives, and establishing a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and the financial performance of the company, and otherwise implement the compensation philosophy;

•
reviewing and annually establishing annual and long-term performance goals and objectives for our Senior Management intended to support our compensation philosophy and the Compensation Committee’s compensation strategies;

•	evaluating annually the performance of our CEO and other NEOs in light of approved performance goals and objectives;

•
reviewing and approving annually the compensation of the CEO and other NEOs based on their performance evaluations, including annual salary, performance-based bonus awards, bonus opportunities including long-term incentive opportunities, and any other matter relating to the compensation of the CEO and other NEOs which the Compensation Committee considers appropriate;

•
reviewing at least annually all equity-based compensation plans and arrangements, including the number of shares remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Compensation Committee’s goals regarding long-term and equity-based compensation;

•
reviewing at least annually all components of compensation paid to or available to the CEO and other NEOs which may include salary, bonuses (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits to determine the appropriateness of each component in light of our compensation philosophy;

•	reviewing and approving all employment, severance, change of control or other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

•	producing an annual Compensation Committee report for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	reviewing with the CEO matters relating to management succession, including compensation related issues.

Overview of Compensation Philosophy and Program

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the global labor market. The following are our objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual objectives;

•	set compensation and incentive levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance criteria; and

•	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and stockholder interests.

Implementation and Management of Compensation Programs

Role of Compensation Committee. While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our CEO and Senior Management, it looks to our CEO and the compensation consultant engaged by the Compensation Committee, if any for that year, to make recommendations with respect to specific compensation matters, including changes in compensation for our Senior Management.

During 2008, our Compensation Committee and our management utilized the Oilfield Manufacturing and Services Industry Survey (OFMS), along with other compensation data available at www.salary.com to assist them in determining competitive compensation for our Senior Management, including the CEO. The OFMS survey  includes data on salaries, bonuses, and long-term equity incentives, which is obtained from participating industry companies. The following companies, which we consider our peer group for the purpose of evaluating our compensation programs, were respondents to the 2008 OFMS survey:

Allis-Chalmers Energy Inc.	Atwood Oceanics, Inc.	Basic Energy Services
BJ Services Company	Bolt Technology Corp.	Bristow Group Inc.
Bronco Drilling Company Inc.	Cal Dive International Inc.	Dawson Geophysical Company
Diamond Offshore Drilling Inc.	Dressor-Rand Group Inc.	Dril-Quip Inc.
ENGlobal Corp.	ENSCO International Inc.	Exterran Holdings Inc.
FMC Technologies	Gardner Denver Inc.	Global Industries Ltd.
Grey Wolf Inc.	Gulf Island Fabrication Inc.	Halliburton Co.
Helix Energy Solutions Group Inc.	Hercules Offshore Inc.	Hornbeck Offshore Services Inc.
Lufkin Industries Inc.	McDermott International Inc.	Mitcham Industries Inc.
Nabors Industries	Noble Corp.	Oceaneering International Inc.
Parker Drilling	Particle Drilling Technologies, Inc.	Patterson-UTI Energy Inc.
Petroleum Development Corp.	RPC Inc.	Schlumberger Limited
Seacor Holdings, Inc.	Smith International Inc.	Superior Well Services Inc.
T-3 Energy Services	Tidewater Inc.	Transocean Inc.
Union Drilling, Inc.	Unit Corporation	Weatherford International Ltd.
W-H Energy Services Inc.

The Compensation Committee did not retain Longnecker & Associates, an executive compensation consulting firm, to provide services relating to our 2008 compensation decisions, as they had in 2007. However, in February of 2009, the Compensation Committee retained the services of Longnecker & Associates to provide information and recommendations related to our outstanding option awards, taking into consideration the decline in the market price of our common stock, and alternatives available to preserve the incentive compensation intended under such awards. As of the date of this proxy statement, the committee has received neither the data nor any associated recommendations from Longnecker & Associates.

Role of CEO and Consultants. The Compensation Committee establishes compensation levels for our CEO after consideration of industry-based compensation data and in consultation with its compensation consultant, if one is engaged for that year. Our CEO is not present during these discussions. Based upon his own judgment and experience, taking into consideration available industry-based compensation surveys and other data, our CEO reviews with the Compensation Committee specific compensation recommendations for Senior Management, other than himself. In preparation for these evaluations, our CEO compiles a year-end compensation report which includes industry-based compensation data, data generated by any compensation consultant engaged by the Compensation Committee, other factors considered relevant for consideration by the Compensation Committee, and our CEO’s personal views. The CEO’s report typically includes the following:

•	a summary of each member of Senior Management’s historic total compensation, including base salary, cash incentive bonuses, and equity awards;

•	the current stock ownership position of each member of Senior Management;

•	the specific performance-based cash bonus calculation formulas and criteria applicable to each member of Senior Management;

•	an analysis of our annual performance relative to our budgeted expectations for the year;

•	an assessment of each member of Senior Management’s performance, both absolute and compared to his goals and objectives for the year;

•	prospective compensation changes for each member of Senior Management (other than the CEO); and

•	an aggregate amount of performance-based cash bonuses proposed to be paid in the following year, based on a forecast of current year performance.

In its December 2008 review of our CEO’s compensation report and its consideration of whether the changes in compensation recommended therein were in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Compensation Committee considered the CEO’s comments in addition to its own evaluations of Senior Management. The Compensation Committee reviewed our CEO’s compensation report among themselves and with our CEO and approved prospective changes in compensation for Senior Management. The Compensation Committee gives our CEO discretion as to when prospective changes in base salary for Senior Managers are made effective during the following year.

Timing of Compensation Decisions. Our CEO typically distributes his year-end compensation report and specific compensation recommendations to the Compensation Committee, as well as the entire Board of Directors, prior to the December board and committee meetings. The Compensation Committee reviews the CEO’s compensation report and such other information it considers relevant, and typically approves prospective changes in compensation for Senior Management which may be implemented in the following year, at the CEO’s discretion. Also at its December meeting, the Compensation Committee reviews and approves an aggregate amount of incentive compensation, which will be finalized, individually allocated, and approved by the Compensation Committee at a meeting early the following year prior to payment, based upon the determination of the Company’s full year financial results. Finally, at its December meeting, the Compensation Committee reviews succession plans for our CEO and other members of Senior Management, as well as total headcount and aggregate compensation costs.

Compensation Elements

We believe strongly that Senior Management should be compensated with a total package that includes, at a minimum, the following three elements: salary, performance-based cash bonus, and equity incentives. A material amount of this potential compensation should be tied to the performance of the applicable business unit or to our consolidated performance. A significant portion of the total prospective compensation of each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such targeted levels. The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of balancing these perspectives, each member of Senior Management is regularly provided with both short and long-term incentives. Currently, the preponderance of short-term incentives are in the form of discretionary cash bonuses which are based on both objective performance criteria and subjective criteria, and long-term incentives in the form of equity awards. To align the interests of Senior Management with those of our stockholders, much of the value of the long-term equity incentives is tied to share price appreciation. While the mix of salary, cash bonus, and equity incentives given to Senior Management can vary from year-to-year (depending on individual performance and on our results), the Compensation Committee believes that a significant component of potential compensation in any one year should be long-term equity incentives.

The three primary constituents of Senior Management compensation are:

Salary. The Compensation Committee reviews survey data and, when deemed necessary, information and analysis provided by a consultant of it choosing to ensure that our salary program is competitive. We believe that a competitive salary program is an important factor in our ability to attract and retain Senior Management, and we generally target a median range for our base salaries relative to the survey data. Benchmarking is also important, and we do consider the compensation offered by our peer companies in establishing a target level of base salary. The Compensation Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or company-wide performance, experience, and competitive conditions. In considering salary adjustments, the Compensation Committee will give weight to the foregoing factors with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance and our CEO’s specific compensation recommendations. However, the Compensation Committee does not rely on formulas and considers all factors when evaluating salary adjustments.

In December of 2007, the Compensation Committee approved prospective salary increases for certain of our Senior Management and NEOs, to be made effective during 2008, at the discretion of our CEO. In reviewing proposed increases in these base salaries, the Compensation Committee considered the factors above, which were heavily influenced by our significant shortfall in total compensation paid to Senior Management in 2007 versus our peer group average.

Mr. Hertel’s annual base salary was previously reduced from $500,000 to $250,000 on October 27, 2007, at his request, in support of certain cost cutting initiatives advocated by Mr. Hertel in response to earnings shortfalls, relative to market expectations in that year. On June 21, 2008, in recognition of improving operational results, the Compensation Committee reinstated Mr. Hertel’s annual base salary of $500,000. Mr. Abell’s base salary was increased on June 21, 2008, and Mr. Brightman’s salary was increased on November 22, 2008. Messrs. Longorio and Symens did not receive base salary adjustments in 2008.

As further discussed in “Transition of Chief Executive Officer” below, Mr. Hertel will resign as President and Chief Executive Officer on the date of our 2009 Annual Meeting, although he will continue to be employed by us following such date. It is the intention and expectation of the Board of Directors that, prior to the date of the Annual Meeting, we will enter into a transition agreement with Mr. Hertel relating to his continued employment by us, which will set forth the compensation and benefits Mr. Hertel will receive during his post-transition employment.

In December of 2008, the Compensation Committee approved proposed salary increases for certain of our Senior Management and NEOs, to be made effective during 2009 at the discretion of our CEO. However, subsequent to the December 2008 review, in February of 2009, the Board of Directors, as part of our current efforts to reduce costs and expenses, approved a general wage and salary reduction of 5% to 20% of base annual compensation rates. As part of this general wage and salary reduction, the Compensation Committee also approved salary reductions for our Senior Management, including Messrs. Hertel, Abell, Brightman, Longorio, and Symens, as follows:

Name	Previous Base Salary	New Base Salary	Reduction (%)
Geoffrey M. Hertel	$500,000	$400,000	20%
Joseph M. Abell III	$285,000	$242,250	15%
Stuart M. Brightman	$410,000	$348,500	15%
Philip N. Longorio	$325,000	$276,250	15%
Raymond D. Symens	$325,000	$276,250	15%

The salary reductions became effective as of the pay period beginning on February 14, 2009. The base annual salaries of the above named officers may be reinstated at the discretion of the Board of Directors.

We have also adopted a claw-back program with regard to the wage and salary reductions. Under the claw-back program, which is subject to the discretion of our Board of Directors, our employees as of December 31, 2009, including Messrs. Abell, Brightman, Longorio, and Symens, but excluding Mr. Hertel, may be reimbursed by us for between 30% and 100% of the amount their wages and salaries were reduced, depending on the level of our long-term debt as of December 31, 2009 and, in certain circumstances, the amount of our per share earnings in 2009. The interpretation and implementation of the claw-back program is solely within the Board of Director’s discretion, and there is no guarantee that any amount of the wage and salary reductions will be reimbursed under this program.

Discretionary Performance-Based Cash Incentive (Bonus). Our performance-based cash bonus program provides each member of Senior Management the opportunity to earn a cash bonus based upon actual performance versus objective performance criteria, including consolidated or divisional pre-tax profits, other financial metrics and safety statistics and subjective individual criteria. In addition, the performance criteria applicable to members of Senior Management with operational responsibilities may include performance criteria for their respective divisions and/or units, financial metrics applicable to certain capital projects or acquisitions, and safety criteria. These additional operational responsibilities are not applicable to our NEOs other than Messrs. Longorio and Symens as described below. The performance-based cash bonus program is intended to provide incentive compensation relating to short-term (annual) performance. Our performance-based cash bonus program is benchmarked against our survey peer group. Although we do establish specific performance objectives, the amount of the cash incentive bonus ultimately received by a member of our Senior Management is subject to the discretion of the Compensation Committee. If our performance meets, but does not exceed, our targeted performance and the subjective criteria are satisfied, a cash incentive bonus may be paid at the target level. If our performance significantly exceeds targeted performance objectives, then the cash incentive bonus may exceed the target level.

The target percentages below represent annual cash incentive bonus opportunities for our NEOs if our annual performance objectives and/or subjective criteria are achieved. Although specific incentive bonus targets for each member of Senior Management are generally set at the beginning of the year, the amount of bonus ultimately payable is discretionary and is heavily influenced by the recommendations of our CEO and the evaluation of the Compensation Committee. For significant achievement, the specific target award opportunity, including those set forth in the table below, may be exceeded. For certain performance objectives that cannot be evaluated based on performance in a single fiscal year, the target award opportunity may not be proposed as a percentage of annual base salary, but may be otherwise determined by the Compensation Committee.

The following table sets forth the target award opportunities established as a percentage of base salary for the CEO and other NEOs under the 2008 annual cash incentive plan:

	Minimum	Target	Maximum
Geoffrey M. Hertel	0	50%	100%
Joseph M. Abell III	0	32%	52%
Stuart M. Brightman	0	50%	75%
Philip N. Longorio	0	32%	52%
Raymond D. Symens(1)	-	-	-

(1)	Mr. Symens did not participate in the 2008 annual cash incentive plan.

Target cash incentive compensation may be earned by Messrs. Hertel, Abell, and Brightman based on the Company achieving budgeted results and on the achievement of subjective criteria established for each such NEO. If we reach budgeted per share results in a given year and the subjective criteria are satisfied, the target percentage may be paid. The Compensation Committee may increase or decrease the amount payable to any NEO if we exceed, or fail to attain, budgeted corporate per share profitability. Budgeted profitability may be adjusted for acquisitions occurring during the year. The Compensation Committee has the authority to deviate from the set percentages in order to recognize and reward exceptional individual performance. Messrs. Hertel, Abell, and Brightman will not receive cash incentive bonuses based on our performance in the 2008 fiscal year.

For the year ended December 31, 2008, Mr. Longorio’s cash incentive compensation (bonus) was based on the achievement of improved safety statistics in certain operational units for which Mr. Longorio has oversight responsibility. Mr. Longorio will not receive an additional cash incentive bonus based on our financial performance in the 2008 fiscal year.

Mr. Symens is entitled to receive cash incentive compensation (bonus) based upon the achievement of certain completion time and budget goals related to our Arkansas plant construction project. Mr. Symens’ attainment of his goals related to this project cannot be finally ascertained until after the expected project completion date in 2009. Therefore, a cash incentive (bonus) related to this project, if earned, is expected to be paid to Mr. Symens in 2010.

Equity Incentives. Equity incentives, predominately long-term, comprise a large portion of our Senior Managements’ total direct compensation package. These equity incentives are consistent with our at-risk pay philosophy. Our objective is to provide Senior Management with equity incentive award opportunities that (i) are consistent with the industry based survey data, (ii) are based on individual performance, and (iii) reflect our historic performance. The Compensation Committee generally seeks to target the median range of survey data for equity incentive compensation. Historically, most equity incentives have been awarded on the same date to all of Senior Management, and we have timed our equity-based grants such that they are not made in proximity to our release of material non-public information. In an effort to formalize this practice, the Compensation Committee has adopted Procedures for Grants of Awards under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Compensation Committee determines the number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Compensation Committee as to the number and type of awards for members of Senior Management. The Compensation Committee considers such recommendations and, after considering such other factors and information as it deems appropriate, the committee makes any adjustments it feels appropriate. The Grant Procedures generally provide that the annual equity awards will be approved at a meeting of the Compensation Committee held in conjunction with our annual meeting of stockholders. To avoid timing of equity-based awards ahead of the release of our quarterly earnings and other material non-public information, the annual awards to our Senior Management under the Grant Procedures generally have a grant date of May 20th. With respect to newly hired employees, the Grant Procedures provide that the awards will be made on a monthly basis. The Grant Procedures provide that the Compensation Committee may refrain from or delay regularly scheduled awards if it or Senior Management is aware of any material non-public information.

With respect to our equity incentives, the Compensation Committee seeks to strike a balance between achieving strong short-term annual results and ensuring strong long-term success. The equity incentive portion of the compensation package primarily addresses our longer-term success. Two forms of equity compensation are currently utilized, although additional forms of equity compensation are authorized under our equity plans. The two currently utilized forms of equity are: stock options and restricted stock. Both of these forms of equity incentives are geared toward longer-term performance, as both generally, although not always, require a period of vesting, and are materially affected by share price appreciation. As our stockholder value increases, so too does the value of the equity incentive compensation increase to our Senior Management. We believe that tying a portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan. Historically, the vast majority of our equity incentives have been in the form of stock options. During 2008, equity incentives were awarded to members of Senior Management and other employees in the form of grants of stock options. In addition, certain key employees, including some members of Senior Management, were awarded grants of restricted stock which do not vest unless the recipient is still in our employ three years after the date of grant. These awards were designed specifically to promote the long-term retention of key employees. The Compensation Committee believes that over the long-term, the percentage of stock options awarded to Senior Management should decline versus other forms of incentive equity awards available under our equity plans.

While our Grant Procedures provide that annual equity awards are generally approved at a meeting of our Compensation Committee held in conjunction with our annual meeting, the Grant Procedures may be amended or modified by the Compensation Committee. In February of 2009, in order to address concerns related to the retention of employees created by the decline in the market price of our common stock, the Compensation Committee elected to modify the date of the 2009 annual equity award. At that time, more than 85% of the stock options granted to our employees in prior years were significantly out-of-the-money, leaving the holders of these options without any long-term incentive. On February 11, 2009, the Compensation Committee approved the award of stock options to a broad-base of employees and to certain members of Senior Management, to be effective as of February 12, 2009. Such awards, granted at 100% of the market price on the effective grant date, generally vest over a period of three years following the grant date. Messrs. Hertel, Abell, Brightman and Longorio each received an award of stock options in conjunction with this initiative.

Tax Implication of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We have qualified certain compensation paid to Senior Management for deductibility under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible by us for tax purposes, the accounting rules pursuant to APB 25 and FAS 123(R) require that a portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in capital.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the rest of our broad-based employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, and accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Code. Prior to February 14, 2009, we made a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. On February 14, 2009, the matching contribution was suspended in conjunction with wage and salary reductions adopted on that date. Members of Senior Management participate in the 401(k) Plan on the same basis as other employees, and our matching contributions to all members of Senior Management were suspended on February 14, 2009. As of December 31, 2008, approximately 95% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were thirty-two participants in the program at December 31, 2008. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the participant’s deemed investment elections from among hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or upon the participant’s death.

Perquisites

We have a general policy under which we allow few perquisites (“perks”) and they are generally de minimis. Perks are not a material component of compensation. On rare occasions, the Chief Executive Officer or the Chief Operating Officer allow exceptions to this rule for NEOs, excluding the CEO. Any individual perks exceeding $2,500 for the CEO must be authorized by the Compensation Committee in advance. In general, NEOs do not receive allowances for the private use of country clubs, automobile expenses, airline and travel costs other than those costs allowed for all employees, tickets to sporting events and entertainment events, hunting and fishing camp costs, home security, and meals. During 2008, the CEO did not receive an allowance for any of the above.

Severance Plan and Termination Payments

We currently do not have a defined severance plan for, or any agreement with, any NEO that would require us to make any termination payments. As further discussed in “Transition of Chief Executive Officer” below, it is our intention and expectation, prior to the date of the Annual Meeting, to enter into a transition agreement with Mr. Hertel which will be effective upon his resignation as our President and Chief Executive Officer. Although the terms of such arrangement have not been finalized, it is anticipated that the term of Mr. Hertel’s employment under such transition agreement will be thirty-two months following the effective date of his resignation as President and Chief Executive Officer. Severance compensation for any NEO would be specifically authorized by the Compensation Committee and approved by the full Board of Directors.

Employment Agreements

We have previously entered into employment agreements with each of the Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

As part of our general wage and salary reduction in February 2009, we adopted a claw-back program. Under the claw-back program, which is subject to the discretion of the Board of Directors, our employees as of December 31, 2009, including Messrs. Abell, Brightman, Longorio, and Symens, but excluding Mr. Hertel, may be reimbursed by us for between 30% and 100% of the amount their wages and salaries were reduced, depending on the level of our long-term debt as of December 31, 2009 and, in certain circumstances, the amount of our per share earnings in 2009. The interpretation and implementation of the claw-back program is solely within the Board of Director’s discretion, and there is no guarantee that any amount of the wage and salary reductions will be reimbursed under this program.

As further discussed in “Transition of Chief Executive Officer” below, it is our intention and expectation, prior to the date of the Annual Meeting, to enter into a transition agreement with Mr. Hertel which will be effective upon his resignation as our President and Chief Executive Officer, and which will set forth the terms and conditions of Mr. Hertel’s continued employment with us.

Change in Control Agreements

We do not have any change in control agreements with any NEO. Our Amended and Restated 2006 Equity Incentive Compensation Plan and Amended and Restated 2007 Equity Incentive Compensation Plan do, however, address change in control with respect to awards under the plans, including stock options and restricted stock agreements. In relation to options and restricted stock, the Compensation Committee, at its sole discretion may, in the event of a change in control, accelerate vesting and/or the time at which outstanding options may be exercised under the various option agreements. Upon a change in control, the Compensation Committee may also eliminate restrictions relating to restricted stock. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

Indemnification Agreements

On November 6, 2008, our Board of Directors approved a form of indemnification agreement to be entered into with each of our current directors and executive officers. All of our current directors and our NEOs have executed such indemnification agreement. The indemnification agreement provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as an officer or director.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer and Chief Operating Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers  as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008, will have five years following attainment of executive officer status to be in compliance.

Compensation of the Chief Executive Officer

Mr. Hertel’s compensation was determined by the Compensation Committee in the manner described elsewhere in this proxy. On November 2, 2007, in support of certain cost cutting initiatives which we adopted, Mr. Hertel requested that the Compensation Committee decrease his annual salary by 50% to $250,000. The reduction was effective beginning October 27, 2007. Effective June 21, 2008, our Compensation Committee reinstated Mr. Hertel’s base salary of $500,000 annually. On February 14, 2009, Mr. Hertel’s annual salary was reduced by 20%, from $500,000 to $400,000, in conjunction with the general wage and salary reductions approved by our Board of Directors. Mr. Hertel’s salary may be increased in the future only by action of the Compensation Committee, or by the Board of Directors as a whole. Mr. Hertel did not receive a performance-based cash incentive (bonus) in 2008. On May 20, 2008, Mr. Hertel was awarded 100,000 stock options at an exercise price of $21.10 per share. Approximately 33.33% of the award will vest on the first anniversary of the grant date, and additional 2.7778% portions of the award will continue to vest on a monthly basis, subject to Mr. Hertel’s continued employment with us. On February 12, 2009, Mr. Hertel was awarded 82,000 stock options at an exercise price of $3.78 per share. The award was vested 3.125% on the grant date, and additional 3.125% portions of the award will continue to vest on a monthly basis, subject to Mr. Hertel’s continued employment by us.

Transition of Chief Executive Officer

Effective immediately after our 2009 Annual Meeting, Mr. Hertel will resign from his position as President and Chief Executive Officer, although he will continue to be employed by us and serve on our Board of Directors. Mr. Brightman will succeed Mr. Hertel and will be appointed as President and Chief Executive Officer. Mr. Brightman will no longer retain the title of Chief Operating Officer.

It is the intention and expectation of our Board of Directors that we will enter into a transition agreement with Mr. Hertel, although the terms of such arrangement have not been finalized at this time. It is anticipated that under the transition agreement, Mr. Hertel will continue to be employed for a term of thirty-two months following the date of his resignation as President and Chief Executive Officer and during such period he will facilitate the transition of leadership to Mr. Brightman, assist in certain strategic projects, and provide such other services as may be determined by our Board of Directors and Mr. Brightman. During such period, it is contemplated that Mr. Hertel will continue to receive a salary comparable to his current salary and that he will remain eligible to receive bonuses on the same terms as other members of senior management. It is also contemplated that Mr. Hertel will be eligible to receive additional bonuses based upon the successful completion of a strategic project and the effective transition of leadership. While he is employed by us, Mr. Hertel will not receive any separate compensation for serving on our Board of Directors.

The terms and provisions of the transition agreement have not been finalized and remain subject to negotiation. The final terms of the transition agreement will be subject to the approval of the Compensation Committee and our Board of Directors, and we anticipate that the agreement will be finalized prior to the date of the Annual Meeting.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Management and Compensation Committee met three times during the year ended December 31, 2008. The Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Management and Compensation Committee
  of the Board of Directors,
Kenneth E. White, Jr., Chairman
Tom H. Delimitros
Kenneth P. Mitchell
William D. Sullivan

This report of the Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our three most highly compensated executive officers (each a “Named Executive Officer”) for the fiscal year ended December 31, 2008.

Summary Compensation Table

Name and Principal						Stock	Option	All Other
Position	Year	Salary(1)		Bonus(1)		Awards(2)	Awards(2)	Compensation(3)	Total
		($)		($)		($)	($)	($)	($)

Geoffrey M. Hertel	2008	$375,000		$-		$175,795	$138,148	$11,560	$700,503
President & CEO	2007	$459,616		$-		$175,795	$-	$12,254	$647,665
	2006	$450,000		$405,000		$114,165	$-	$11,178	$980,343

Joseph M. Abell III	2008	$267,500		$-		$49,245	$109,872	$10,613	$437,230
Sr. VP & CFO	2007	$250,000	(4)	$-		$30,356	$78,031	$10,476	$368,863
	2006	$242,385		$120,000	(5)	$-	$55,950	$9,293	$427,628

Stuart M. Brightman	2008	$391,538	(6)	$-		$73,867	$164,454	$11,727	$641,587
Exec. VP & COO	2007	$356,154	(7)	$-		$45,535	$131,587	$11,706	$544,982
	2006	$328,846	(8)	$245,000	(9)	$-	$230,920	$10,101	$814,867

Philip N. Longorio (10)	2008	$273,750		$25,350		$83,593	$12,433	$4,268	$399,394
Sr. VP

Raymond D. Symens	2008	$325,008		$-		$150,744	$2,146	$10,606	$488,504
Sr. VP	2007	$311,542		$-		$116,575	$15,065	$11,252	$454,434
	2006	$280,962		$175,000		$40,044	$15,065	$9,471	$520,542

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.
(2)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007, and 2006, in accordance with FAS 123(R). A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009.

(3)	The amounts reflected represent employer matching contributions under our 401(k) Retirement Plan and the Company paid portion of life, health, and disability insurance benefits.
(4)	Mr. Abell elected to defer $60,000 of his 2007 salary under the Executive Nonqualified Excess Plan.
(5)	Mr. Abell elected to defer $30,160 of his 2006 bonus under the Executive Nonqualified Excess Plan.
(6)	Mr. Brightman elected to defer $35,238 of his 2008 salary under the Executive Nonqualified Excess Plan.
(7)	Mr. Brightman elected to defer $32,054 of his 2007 salary under the Executive Nonqualified Excess Plan.
(8)	Mr. Brightman elected to defer $29,596 of his 2006 salary under the Executive Nonqualified Excess Plan.
(9)	Mr. Brightman elected to defer $122,500 of his 2006 bonus under the Executive Nonqualified Excess Plan.
(10)	Mr. Longorio was first employed by us on February 22, 2008.

Grants of Plan Based Awards

The following table discloses the actual number of stock options and restricted stock awards granted during the fiscal year ended December 31, 2008 to each Named Executive Officer, including the grant date fair value of these awards.

Grants of Plan Based Awards Table

			Date of		All Other Option	Exercise	Grant Date
			Compensation	All Other Stock	Awards: Number	Price	Fair Value of
			Committee	Awards: Number of	of Securities	of Option	Stock and
Name	Grant Date		Action(1)	Shares of Stock	Underlying Options	Awards	Option Awards(2)
				(#)	(#)	($/Share)	($)

Geoffrey M. Hertel	5/20/2008		5/15/2008	-	100,000	$21.10	$764,000
Joseph M. Abell III	5/20/2008		5/15/2008	-	54,000	$21.10	$412,560
Stuart M. Brightman	5/20/2008		5/15/2008	-	77,000	$21.10	$588,280
Philip N. Longorio	2/22/2008	(3)	2/19/2008	30,200	-	-	$553,868
Philip N. Longorio	5/20/2008		5/15/2008	-	15,000	$21.10	$114,600
Raymond D. Symens	-		-	-	-	-	$-

(1)
Under our grant procedures, we provide with respect to the annual equity awards approved in conjunction with our annual meeting that the effective grant date will follow our regular earnings release for the second quarter. We may also designate effective grant dates following the date of our Compensation Committee action in the event such committee action takes place shortly before an earnings announcement or the release of material non-public information.

(2)
The FAS 123(R) value of the award granted on February 22, 2008 was $18.34 per restricted share, and the FAS 123(R) value of awards granted on May 20, 2008 was $7.64 per option. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009.

(3)
As an inducement to Mr. Longorio’s employment, Mr. Longorio was awarded 30,200 shares of restricted stock, which award is evidenced by the Employee Restricted Stock Agreement with Philip N. Longorio Dated February 22, 2008.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2008 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2008, assuming a market value of $4.86 per share (the closing price of the Company’s common stock on
December 31, 2008).

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of Securities					Number of		Market Value
	Underlying Unexercised					Shares of		of Shares of
	Options			Option	Option	Stock		Stock
				Exercise	Expiration	that Have		that Have
Name	Exercisable	Unexercisable		Price(1)	Date	Not Vested		Not Vested(2)
	(#)	(#)		($/Share)		(#)		($)

Geoffrey M. Hertel	4,160	0		$1.6945	1/18/2010
Geoffrey M. Hertel	240,000	0		$9.2067	12/28/2011
Geoffrey M. Hertel		100,000	(3)	$21.1000	5/20/2018
Geoffrey M. Hertel						3,330	(4)	$16,183
Joseph M. Abell III	54,664	0		$4.6689	4/19/2011
Joseph M. Abell III	75,000	0		$9.2067	12/28/2011
Joseph M. Abell III	32,106	0		$4.3400	2/21/2013
Joseph M. Abell III	18,102	16,938	(5)	$29.9950	5/8/2016
Joseph M. Abell III	0	54,000	(6)	$21.1000	5/20/2018
Joseph M. Abell III						7,000	(7)	$34,020
Stuart M. Brightman	240,000	0		$9.0767	4/20/2015
Stuart M. Brightman	28,932	27,068	(5)	$29.9950	5/8/2016
Stuart M. Brightman	0	77,000	(6)	$21.1000	5/20/2018
Stuart M. Brightman						10,500	(7)	$51,030
Philip N. Longorio	0	15,000	(6)	$21.1000	5/20/2018
Philip N. Longorio						30,200	(8)	$146,772
Raymond D. Symens	6,754	0		$4.3400	2/21/2013
Raymond D. Symens						5,840	(9)	$28,382
Raymond D. Symens						3,620	(10)	$17,593

(1)
A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009.

(2)	Market Value is determined by multiplying the number of shares of stock that have not vested by $4.86, the closing price of our common stock on December 31, 2008.
(3)	The stock option award will vest 33.33% on May 20, 2009, will vest an additional 2.7778% of the award each month thereafter, and will become fully vested on May 20, 2011.
(4)	The restricted stock award vested 33.33% on May 8, 2007, vests an additional 16.66% of the award once every six months, and will become fully vested on May 8, 2009.
(5)	The stock option award vested 20% on May 8, 2007, vests an additional 1.6667% of the award each month, and will become fully vested on May 8, 2011.
(6)	The stock option award will vest 20% on May 20, 2009, will vest an additional 1.6667% of the award each month thereafter, and will become fully vested on May 20, 2013.
(7)	The restricted stock award will vest 20% on May 20, 2008, will vest an additional 10% of the award once every six months thereafter, and will become fully vested on May 20, 2012.
(8)	The restricted stock award vested 20% on February 22, 2009, will vest an additional 10% of the award once every six months thereafter, and will become fully vested on February 22, 2013.
(9)	The restricted stock award vested 20% on May 8, 2007, vests an additional 10% of the award once every six months, and will become fully vested on May 8, 2011.
(10)	The restricted stock award vested 20% on November 20, 2007, vests an additional 20% of the award once every six months, and will become fully vested on November 20, 2009.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2008.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)

Geoffrey M. Hertel	27,804	$377,185	6,660	$57,669
Joseph M. Abell III	56,534	$615,162	3,000	$32,926
Stuart M. Brightman	0	$-	4,500	$50,176
Philip N. Longorio	0	$-	0	$-
Raymond D. Symens	0	$-	5,956	$52,833

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2008.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
	($)	($)	($)	($)	($)

Geoffrey M. Hertel	$-	$-	$-	$-	$-
Joseph M. Abell III	$-	$-	$(22,212)	$(20,690)	$41,772
Stuart M. Brightman	$35,238	$-	$(98,654)	$-	$158,659
Philip N. Longorio	$-	$-	$-	$-	$-
Raymond D. Symens	$-	$-	$-	$-	$-

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

DIRECTOR COMPENSATION

Prior to March 1, 2009, directors who were not our employees or employees of any of our subsidiaries or affiliates (the “Non-employee Directors”), other than Dr. Cunningham, received compensation of $2,500 per month plus $1,500 for each board meeting attended, and were reimbursed for out-of-pocket expenses incurred in attending meetings of the board. In addition, Non-employee Directors traveling from out of state to board or committee meetings received a $750 travel stipend. Non-employee Directors, other than Dr. Cunningham, who were members of the Audit Committee, the Management and Compensation Committee, the Nominating and Corporate Governance Committee, or the Reserves Committee were also paid $1,500 for each meeting of those committees attended.

In addition to the $1,500 for each meeting attended, the chairmen of the Management and Compensation Committee, Nominating and Corporate Governance Committee, and Reserves Committee were paid $1,875 per calendar quarter, and the chairman of the Audit Committee was paid $3,500 per calendar quarter. Prior to March 1, 2009, Dr. Cunningham received $8,333 per month for serving as our Chairman of the Board of Directors, and he did not receive additional compensation for attending meetings of the committees or the board.

On February 26, 2009, the Board of Directors, as part of our current efforts to reduce costs and expenses, approved a 20% reduction of the monthly cash retainers and meeting fees paid to Non-employee Directors, effective as of March 1, 2009. Following the March 1, 2009 reduction in retainers and fees, each Non-employee Director, other than Dr. Cunningham, receives compensation of $2,000 per month plus $1,200 for each board meeting attended, and is reimbursed for out-of-pocket expenses incurred in attending meetings of the board. In addition, Non-employee Directors traveling from out of state to board or committee meetings continue to receive a $750 travel stipend. Non-employee Directors, other than Dr. Cunningham, who are members of the Audit Committee, the Management and Compensation Committee, the Nominating and Corporate Governance Committee, or the Reserves Committee are paid $1,200 for each meeting of those committees attended.

In addition to the $1,200 for each meeting attended, the chairmen of the Management and Compensation Committee, Nominating and Corporate Governance Committee, and Reserves Committee are paid $1,500 per calendar quarter, and the chairman of the Audit Committee is paid $2,800 per calendar quarter. Following the March 1, 2009 fee reduction, Dr. Cunningham receives $6,667 per month for serving as Chairman of the Board of Directors, and he receives no additional compensation for attending meetings of the committees or the board.

Directors who are also our officers or employees do not receive any compensation for duties performed as directors.

Commencing in January of 2008, each Non-employee Director, including Dr. Cunningham, received an additional $8,333 per month in cash, in lieu of a portion of the annual award of equity received in prior years. On May 20, 2008, in conjunction with broad-based awards made to eligible employees of the Company, each Non-employee Director, including Dr. Cunningham, received an award of 4,740 shares of restricted stock with an aggregate grant date fair market value of $100,014. Twenty-five percent of the shares of restricted stock so awarded vested on June 1, 2008, and additional 25% portions of the award vested on September 1 and December 1, 2008 and March 1, 2009. Accordingly, effective June 1, 2008, the additional monthly payment of $8,333 was discontinued. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded on or about May 20 of each year. However, for 2009, the board has discussed the possibility of paying a portion of this value in cash, if it deems that a sufficient number of shares of restricted stock are not available to be used at that time.

Our Board of Directors has adopted stock ownership guidelines for directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our Non-employee Directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our Chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Non-employee Directors as of February 21, 2008 have until February 21, 2012, to be in compliance with the guidelines. Non-employee Directors who are elected after February 21, 2008 will have four years from the date of their election or appointment to be in compliance.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. Dr. McInnes, as a former employee, maintains a participant balance in our 401(k) Plan. This balance accrues interest based on Dr. McInnes’ enrollment elections. We do not contribute matching funds to Dr. McInnes’ 401(k) account.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2008.

Director Compensation Table

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(2)	Compensation	Total
	($)	($)	($)	($)	($)
Hoyt Ammidon, Jr.(3)	$53,852	$-	$-	$-	$53,852
Paul D. Coombs	$79,540	$100,014	$-	$-	$179,554
Ralph S. Cunningham	$137,495	$100,014	$-	$-	$237,509
Tom H. Delimitros	$101,540	$100,014	$-	$-	$201,554
Allen T. McInnes	$90,540	$100,014	$-	$-	$190,554
Kenneth P. Mitchell	$94,915	$100,014	$-	$-	$194,929
William D. Sullivan	$81,040	$100,014	$-	$-	$181,054
Kenneth E. White, Jr.	$101,790	$100,014	$-	$-	$201,804

(1)
On May 20, 2008, each Non-employee Director, with the exception of Mr. Ammidon, was awarded 4,740 shares of restricted stock with a FAS 123(R) value of $21.10 per share. Twenty-five percent of such shares vested on June 1, 2008, and additional 25% portions of the award vested on September 1 and December 1, 2008, and on March 1, 2009. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009.

(2)	The following table shows the aggregate number of options outstanding for each Non-employee Director as of December 31, 2008:

Aggregate Option Awards
Name	Outstanding as of 12/31/2008
Hoyt Ammidon, Jr.	39,000
Paul D. Coombs	370,588
Ralph S. Cunningham	39,000
Tom H. Delimitros	48,000
Allen T. McInnes	111,000
Kenneth P. Mitchell	75,000
William D. Sullivan	5,625
Kenneth E. White, Jr.	75,000

(3)
Mr. Ammidon retired from the board effective May 9, 2008. Mr. Ammidon’s fees for his services as a board member were prorated for the term of his service and his attendance at meetings in 2008. At the request of the Compensation Committee and subsequent to action by the full board, Mr. Ammidon’s option awards which were outstanding at the date of his retirement will remain exercisable for the full terms of the awards, as specified in each applicable Nonemployee Director Nonqualified Option Agreement.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of March 12, 2009 with respect to the beneficial ownership of our common stock with respect to (i) each person we know who beneficially owns five percent (5%) or more of our common stock; (ii) our directors and nominees for director; (iii) our Named Executive Officers; and (iv) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class

Columbia Wanger Asset Management, L.P.	8,190,500	(1)	10.9%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606

T. Rowe Price Associates, Inc.	7,277,222	(2)	9.6%
100 East Pratt Street
Baltimore, Maryland 21202

Barclays Global Investors, NA.	3,805,599	(3)	5.1%
400 Howard Street
San Fransico, California 94105

Paul D. Coombs	827,292	(4)	1.1%
Ralph S. Cunningham	43,740	(5)	*
Tom H. Delimitros	56,740	(6)	*
Geoffrey M. Hertel	720,485	(7)	1.0%
Allen T. McInnes	122,646	(8)	*
Kenneth P. Mitchell	148,914	(9)	*
William D. Sullivan	29,365	(10)	*
Kenneth E. White, Jr.	94,740	(11)	*
Joseph M. Abell III	320,824	(12)	*
Stuart M. Brightman	433,666	(13)	*
Philip N. Longorio	30,200		*
Raymond D. Symens	267,538	(14)	*
Directors and executive officers as a group (18 persons)	3,680,346	(15)	5.0%

*	Less than 1%
(1)
Pursuant to a Schedule 13G/A dated January 27, 2009, Columbia Wanger Asset Management, L.P., has sole dispositive power with respect to 8,190,500 shares of our common stock and sole voting power with respect to 8,190,500 of such shares. The shares reported include shares held by Columbia Acorn Trust, a business trust holding 9.74% of our outstanding shares that is advised by Columbia Wanger Asset Management, L.P.

(2)
Pursuant to a Schedule 13G/A dated February 13, 2009, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 7,277,222 shares of our common stock and sole voting power with respect to 1,877,337 of such shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 4,000,000 shares of our common stock. These shares are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Value Fund, Inc., as indicated, as to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments or sole power to vote such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc., is deemed to be the beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.

(3)
Pursuant to a Schedule 13G/A dated February 6, 2009, Barclays Global Investors, NA. has sole dispositive power with respect to 1,713,727 shares of our common stock and sole voting power with respect to 1,438,703 of such shares; Barclays Global Fund Advisors has sole dispositive power with respect to 2,034,770 shares of our common stock and sole voting power with respect to 1,180,721 of such shares; Barclays Global Investors, LTD has sole dispositive power with respect to 53,117 shares of our common stock and sole voting power with respect to 5,249 of such shares; Barclays Global Investors Canada Limited has sole dispositive power with respect to 2,369 shares of our common stock and sole voting power with respect to 2,369 of such shares; and, Barclays Global Investors Australia Limited has sole dispositive power with respect to 1,616 shares of our common stock and sole voting power with respect to 1,616 of such shares.

(4)	Includes 370,588 shares subject to options exercisable within 60 days of the record date.

(5)	Includes 39,000 shares subject to options exercisable within 60 days of the record date.
(6)	Includes 48,000 shares subject to options exercisable within 60 days of the record date.
(7)	Includes 251,847 shares subject to options exercisable within 60 days of the record date.
(8)	Includes 75,000 shares subject to options exercisable within 60 days of the record date.
(9)	Includes 75,000 shares subject to options exercisable within 60 days of the record date.
(10)	Includes 5,625 shares subject to options exercisable within 60 days of the record date.
(11)	Includes 75,000 shares subject to options exercisable within 60 days of the record date.
(12)	Includes 182,208 shares subject to options exercisable within 60 days of the record date.
(13)	Includes 272,666 shares subject to options exercisable within 60 days of the record date.
(14)	Includes 6,754 shares subject to options exercisable within 60 days of the record date.
(15)	Includes 1,750,942 shares subject to options exercisable within 60 days of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required, and we believe that during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner except that Mr. Goldman filed a late Form 4 on August 26, 2008 with regard to his August 18, 2008 acquisition of 17,823 restricted shares of common stock.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2010 Annual Meeting of Stockholders at our principal executive offices no later than  November 6, 2009. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2010 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the board for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 15, 2010. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2008 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Stockholder Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 9, 2009 will be available for stockholder inspection at our office ten days prior to the meeting date of May 5, 2009.

By order of the Board of Directors,

Bass C. Wallace, Jr.
Corporate Secretary

March 20, 2009
The Woodlands, Texas

TETRA

24955 INTERSTATE 45 NORTH
WOODLANDS, TX 77380

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TETRA1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TETRA TECHNOLOGIES, INC.

The Board of Directors recommends that you vote "FOR" proposals 1 and 2.

Vote on Directors

	For All	Withhold All	For All Except
1. To elect nine directors to serve one-year terms ending at the 2010 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stuart M. Brightman
02) Paul D. Coombs
03) Ralph S. Cunningham
04) Tom H. Delimitros
05) Geoffrey M. Hertel
06) Allen T. McInnes
07) Kenneth P. Mitchell
08) William D. Sullivan
09) Kenneth E. White, Jr.

Vote on Proposal

These items of business are more fully described in the Proxy Statement.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Tuesday, May 5, 2009, at 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

TETRA2

TETRA TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TETRA TECHNOLOGIES, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 5, 2009

The undersigned hereby constitutes and appoints Geoffrey M. Hertel and Bass C. Wallace, Jr. and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas on Tuesday, May 5, 2009 at 11:00 a.m. local time and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. All prior proxies are hereby revoked